Exhibit 99

NETSOLVE, INCORPORATED ANNOUNCES SECOND QUARTER RESULTS

Company’s Integrated Management Services Gaining Traction

Austin, Texas, October 15, 2003 – NetSolve, Incorporated (NASDAQ: NTSL), a premier provider of IT infrastructure management services, today announced financial results for its second quarter ended September 30, 2003.

Second Quarter Highlights:

•	Recurring revenues from non-carrier channels for the quarter grew 8% sequentially and 27% year over year. These channels now represent 63% of the total recurring management revenues, up from 52% one year ago.

•	Recurring revenues from non-WAN (wide area network) services at the end of the second quarter grew 12% over the end of the prior quarter and 73% over the end of the same quarter a year ago. These services now represent 22% of the total recurring management revenues, up from 12% at the end of the same period a year ago.

•	Recurring revenues from customers purchasing multiple services at the end of the second quarter grew 7% from the end of the prior quarter and 56% over the same quarter a year ago. Multiple service customers now represent 42% of the total recurring management revenues, up from 26% for the same quarter a year ago.

•	New orders showed solid growth and increased 27% sequentially.

•	Unveiled the company’s Agile IT Infrastructure Management Services (AIIMS) platform that includes over 130 new enhancements and reports to our services. This platform is intended to increase the company’s ability to manage across an enterprise’s IT infrastructure by increasing automation of core management processes and diagnostics as well as to enable the company to more rapidly adopt new technologies for management.

•	Re-launched our corporate website (www.netsolve.com) to better reflect our integrated approach to IT infrastructure management services.

•	Renewal of the Frame Relay Plus contract with AT&T.

Commenting on the quarter, David Hood, the company’s president and chief executive officer stated, “While I am pleased with our progress, the results will not be visible in our top-line growth for a few quarters as we transition our business. Our growth strategy is succeeding in the market. NetSolve’s strategic point of difference is integrating management across the IT infrastructure faster, more accurately and more cost-effectively than companies can do on their own. We are seeing good momentum as our pipeline is showing sizeable increases both sequentially and compared to last year, and our new orders showed strong growth during the quarter. Existing customers are adding other services to their contracts with us, further demonstrating that our strength comes from our integration. Our positioning and unique delivery approach is gaining momentum.”

Financial Results

Year to Date Results

For the six months ended September 30, 2003, recurring network management services revenues were at $17.5M, an increase of 4.5% as compared to the prior year period, while total network management services revenues declined slightly (1.8%) to $19.8M due to planned lower levels of implementation revenue in the AT&T Frame Relay Plus business. Total revenues for the six months ended September 30, 2003 declined slightly (1.1%) to $24.4M.

Primarily as a result of planned initiatives to implement our growth strategy, including investing in our development, sales and marketing capabilities, the operating loss for the first six months of fiscal 2004 was $775,000. As expected, net loss equaled $0.03 per share for the first six months of fiscal 2004, as compared to diluted net income of $0.13 per share for the same period a year ago.

Quarterly Results

Recurring network management services revenues were $8.6M, an increase of 4.6% over the prior year quarter and a decrease of 2.5% sequentially as a result of the planned migration of the AT&T Home Depot and Managed Router Service Business to AT&T centers. Total network management services revenues were $9.8M, down 1.3% versus the prior year quarter and 2.9% sequentially. Total revenues for the quarter were $11.9M, down sequentially primarily due to the planned AT&T migration previously mentioned.

The $220,000 operating loss in the second quarter of fiscal 2004 was in line with our expectations. This compares with operating income of $1.1M in the same quarter a year ago but represents a substantial improvement from the $555,000 operating loss last quarter. An operating loss was planned as part of our previously announced growth strategy that includes investing in sales, marketing and our services platform. Spending in development, sales and marketing is up by 40% ($1 million) over the prior year as the company executes its strategy to accelerate development, diversification and growth in channels and services. Diluted net income per share for the quarter was essentially break-even as compared to net income of $0.07 per share for the same quarter a year ago.

Cash and short-term investments at September 30, 2003 were $41.9M and the company generated $1.5M in cash from operations year-to-date. Collections of accounts receivable met internal expectations resulting in average days sales outstanding of 37 days.

Business Outlook

With respect to guidance for the third and fourth fiscal quarters, the company expects::

•	Management revenues will be $9.2—$9.3 million and $9.5—$9.7 million for the December and March quarters, respectively.

•	An operating loss of $300,000—$400,000 for each of the next two quarters.

About NetSolve

NetSolve is a premier provider of IT infrastructure management services offering businesses a better alternative to internally managing their IT infrastructure. With proven solutions since 1995, NetSolve enables businesses to selectively outsource day-to-day IT management, and transition to new technologies and applications. As a leader in convergence technologies, infrastructure management and security, NetSolve provides remote operational management to over 1,000 customers worldwide.

Netsolve: www.netsolve.com or 800/NETSOLVE.

Forward Looking Statements

This earnings release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We sometimes identify forward-looking statements with such words as “intends”, “believes”, “expects”, “views,” “anticipates” or similar words indicating future events. Such statements include all of the section entitled, “Business Outlook,” as well as the success of our AIIMS platform; our ability to implement our growth strategy, including our ability to integrate management across the IT infrastructure faster, more accurately and more cost effectively than companies can do on their own; industry trends; market opportunities; and our expected future results. Further, the Company’s actual results could differ materially from those discussed. Factors that could contribute to such differences include, but are not limited to, general economic and business conditions, conditions affecting the industries served by the Company, the size and growth of the industry, conditions affecting the Company’s customers, resellers, partners and suppliers, the effect of national and international political and economic conditions, the ability and willingness of resellers and other partners to devote their resources to sales of our services, the ability of our sales force to increase sales, competition, the market acceptance of the Company’s services including any expanded service offerings, and other factors disclosed in the Company’s subsequent filings with the Securities and Exchange Commission, which are incorporated herein by this reference. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Any forward-looking statement speaks only as of the date on which such statement was made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made, or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Investor Relations:

Melissa Mines

NetSolve, Incorporated

512.340.3224

melissa_mines@netsolve.com

Tables Follow

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NetSolve, Incorporated

(NASDAQ: NTSL)

Earnings and Conference Call Announcement: Fiscal Quarter ended September 30, 2003

You are invited to participate in a conference call to review NetSolve’s second quarter results for fiscal year 2004.

The conference call will be held on Thursday, October 16, 2003 at 10:00 a.m. CT./11:00 a.m. ET

Mr. David Hood, president and chief executive officer will serve as the chairperson and Mr. Ken Kieley, vice president and chief financial officer and secretary will present financial information. Prepared remarks will take approximately 30 minutes and will be followed by a brief question-and-answer period.

You can participate in the conference call by dialing 800.644.8660 or 877.356.3975. The conference code is 3019870. Additionally, you can listen to the conference call simultaneously via Webcast at http://www.netsolve.com/investor/audiovideo.html.

A replay of the call will be available by dialing 800.642.1687 or 706.645.9291. The conference code, 3019870, will be operational from Thursday, October 16, 2003 to Thursday, October 23, 2003.

Worksheets that provide additional operating metrics will be available in advance of the call on Wednesday, October 15, 2003 after earnings have been announced at http://phx.corporate-ir.net/phoenix.zhtml?c=63854&p=irol-irhome.

If you would like to have information emailed to you in the future, please send your email address to investor@netsolve.com or fax to 512.340.3008 and we will add you to our distribution list.

NETSOLVE, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	3/31/2003	9/30/2003
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,073	$21,153
Short-term investments	15,431	20,744
Restricted cash	354	355
Accounts receivable, net of allowance for doubtful accounts of $130 at March 31, 2003 and $182 at September 30, 2003	6,061	4,434
Prepaid expenses and other assets	1,883	2,702
Deferred tax assets	1,487	1,487

Total current assets	53,289	50,875

Property and Equipment:
Computer equipment and software	11,466	12,455
Furniture, fixtures and leasehold improvements.	5,073	5,112
Other equipment.	373	430

	16,912	17,997
Less accumulated depreciation and amortization	(10,690)	(10,815)

Net property and equipment	6,222	7,182

Deferred tax assets, net of current portion.	1,375	1,379
Other assets	104	—

Total assets	$60,990	$59,436

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,839	$1,116
Accrued liabilities	3,098	3,796
Future rentals for idle facility	1,138	422
Deferred revenue	1,055	1,244

Total current liabilities	7,130	6,578

Deferred revenue, net of current portion	247	—

Stockholders' equity:
Common stock, $.01 par value; 25,000,000 shares authorized at March 31, 2003 and September 30, 2003; 15,613,690 issued and 11,455,204 outstanding at March 31, 2003 and 15,746,497 issued and 11,395,011 outstanding at September 30, 2003	156	157
Additional paid-in capital	81,732	82,489
Treasury stock	(28,891)	(30,067)
Retained earnings	616	279

Total stockholders' equity	53,613	52,858

Total liabilities and stockholders' equity	$60,990	$59,436

NETSOLVE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended		Six Months Ended
	9/30/2002	9/30/2003	9/30/2002	9/30/2003
	(unaudited)		(unaudited)
Revenues:
Network management services	$9,881	$9,756	$20,172	$19,809
Maintenance and equipment	2,223	2,121	4,519	4,600

Total revenues	12,104	11,877	24,691	24,409

Costs of revenues:
Network management services	6,056	5,605	12,022	11,803
Maintenance and equipment	1,496	1,515	3,017	3,319

Total costs of revenues.	7,552	7,120	15,039	15,122

Gross profits:
Network management services	3,825	4,151	8,150	8,006
Maintenance and equipment	727	606	1,502	1,281

	4,552	4,757	9,652	9,287
Operating expenses:
Development	859	1,284	1,751	2,764
Selling and marketing	1,689	2,347	3,519	4,438
General and administrative	856	1,346	2,148	2,860

Total operating expenses	3,404	4,977	7,418	10,062

Operating income (loss)	1,148	(220)	2,234	(775)

Other income (expense):
Interest income	218	65	418	230
Interest expense	(1)	—	(1)	—
Other, net	(1)	—	15	—

Total other income (expense)	216	65	432	230

Income (loss) before income taxes	1,364	(155)	2,666	(545)
Income tax expense (benefit)	491	(56)	960	(208)

Net income (loss)	$873	$(99)	$1,706	$(337)

Basic net income (loss) per share	$0.07	$(0.01)	$0.14	$(0.03)
Weighted average shares used in basic per share calculation	11,957	11,211	12,005	11,350

Diluted net income (loss) per share	$0.07	$(0.01)	$0.13	$(0.03)
Weighted average shares used in diluted per share calculation	12,749	11,211	12,773	11,350